 Exhibit 99.2

22nd Century Group (Nasdaq: XXII) Begins Integration of GVB Biopharma, Creating a Complete, Robust Hemp/Cannabis Platform

•	Complete Hemp/Cannabis Solution from Receptor Science and Plant Genetics to Final Ingredients and CDMO
•	Consistent, Reliable, High-Quality Cannabinoids and Cannabinoid Infused Products for Consumers
•	Acquisition Immediately Accretive; Will Double 22nd Century Revenue

BUFFALO, N.Y., May 18, 2022 (Globe Newswire) — 22nd Century Group, Inc. (Nasdaq: XXII), a leading agricultural biotechnology company dedicated to improving human health with reduced nicotine tobacco, hemp/cannabis, and hops advanced plant technology, today announced that it has begun integration of GVB Biopharma, which it acquired on May 13, 2022. As a contract development and manufacturing organization (CDMO), GVB is a market share leader in hemp-derived active ingredients for the nutraceuticals, pharmaceutical and consumer goods industries. 22nd Century has posted a presentation, which includes an overview of GVB’s business operations, the compelling strategic benefits of the acquisition, and strengths of the combined companies, on the Investors section of its website, at xxiicentury.com.

James A. Mish, chief executive officer of 22nd Century Group, stated: “We are excited to welcome the GVB team into the 22nd Century family. Together, we believe 22nd Century now provides the most complete hemp/cannabis solution in the world, from receptor science and transformative plant genetics to finished ingredients and CDMO formulated products that meet the most exacting standards required by global consumer products and pharmaceutical companies. We can now offer complete, vertically integrated cannabinoid manufacturing technologies, creating industry leading scale and cost efficiency alongside our proprietary hemp/cannabis plants designed to bring the commercially desirable traits and stable genetics critical to realizing the full potential of this exciting market.”

GVB is widely regarded as a best-in-class operator with an estimated 15% share of the hemp derived active ingredients market. Its in-house capabilities address the hemp/cannabis value chain from biomass to ingredients to finished goods, ensuring attractive prices, quality, and traceability. GVB’s global foot print includes cGMP and NSF audited facilities. GVB operates three manufacturing facilities in Oregon and Nevada, including a 30,000 sq. ft. hemp ingredient manufacturing facility in Central Oregon, a 40,000 sq. ft. white-label, finished product manufacturing facility in Las Vegas, and an industrial-scale hemp extraction facility in Prineville, Oregon, which opened in 2022. The company has the capabilities to produce a large array of cannabinoids, including CBD Isolate, CBD Broad Spectrum Distillate, CBG Isolate, CBD Crystal Resistant Distillate, CBD THC-Free Crude, UK Compliant Broad Spectrum Distillate, CBN Isolate, CBC Isolate, CBDA isolate, and others. Its white-label contract manufacturing capabilities include tinctures, gel capsules, gummies, mints, tablets, topical and vape offerings. For a complete overview of GVB Biopharma, please visit their website at www.gvbbiopharma.com.

These capabilities add significant commercial scale to 22nd Century’s existing hemp/cannabis franchise, which focuses on plant science from genetics to commercial-scale plants ready for the field or greenhouse. The combination of GVB into 22nd Century also deepens its global footprint in geographic markets targeted for growth, including opportunities to accelerate 22nd Century’s strategy in key international markets.

22nd Century intends to capitalize on emerging trends in the expanding hemp/cannabis industry to generate significant increases in revenue. GVB expects 2022 revenue of approximately $48 million, a 58% increase year-over-year, gross margin in excess of 44% and positive cash flow. The transaction is expected to more than double 22nd Century’s revenue, be immediately accretive to adjusted EBITDA, and generate positive cash flow from the acquired assets in the near term.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company dedicated to improving human health with reduced nicotine tobacco, hemp/cannabis, and hops advanced plant technology, The Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA MRTP authorization of a combustible cigarette in December 2021, now in a pilot marketing program in the United States. In tobacco, hemp/cannabis, and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube. Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 1, 2022. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Mei Kuo

22nd Century Group, Inc.

Director, Communications & Investor Relations

T: 716-300-1221

mkuo@xxiicentury.com

Darrow Associates Investor Relations

Matt Kreps

T: 214-597-8200

mkreps@darrowir.com